Exhibit 10.11

SUMMARY SHEET OF DIRECTOR COMPENSATION

The following summary sets forth annual rates of cash and equity compensation for non-management directors, as adopted at the November 5, 2024 and November 6, 2025 Board meetings.

Compensation Item	Annual Compensation Rates Approved November 5, 2024	Annual Compensation Rates Approved November 6, 2025
Cash Compensation
Board Retainer	$100,000	$100,000
Audit Committee
Chair Retainer	$25,000	$25,000
Member Retainer	$10,000	$10,000
Human Resources & Compensation Committee
Chair Retainer	$20,000	$20,000
Member Retainer	$8,000	$8,000
Nominating, Governance & Sustainability Committee
Chair Retainer	$15,000	$15,000
Member Retainer	$7,000	$7,000

Equity Compensation—Restricted Stock or Restricted Stock Units
Director Retainer	$160,000	$160,000
Lead Director, Additional Retainer	$30,000	$30,000

Directors may defer their cash compensation by participating in the Company’s Deferred Compensation Program, effective October 30, 2024 (filed November 1, 2024 as Exhibit 10.1 to the Company’s Form 8-K). Directors may receive the equity component of their compensation in restricted stock or restricted stock units (“RSUs”). In either case, the awards generally vest on the day preceding the following year’s annual meeting of shareholders. Vesting accelerates in the event of death, disability or, if the director’s service is terminated upon a change in control of the Company. The Board determines the number of shares by dividing the dollar value by the average closing price per share of the Company’s stock for the 10 trading days following the prior year fourth quarter earnings release.
RSUs are settled in shares of common stock and earn dividend equivalents at a 20% discount to the market price of Company stock on the dividend payment date. Directors may elect to defer settlement of the RSU award for 2 to 10 years after the grant date.
The Company pays for travel expenses incurred by the directors to attend Board meetings.